Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces the Availability of Hepatitis C Virus Q80k Polymorphism Screening for the Newly Approved Drug OLYSIO™ (simeprevir)

Burlington, NC, December 3, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the immediate availability of an enhanced version of its HCV GenoSure® NS3/4, a drug resistance test that screens for the Q80K polymorphism. Q80K is a naturally occurring polymorphism that develops in certain strains of HCV, making the virus less susceptible to Janssen Therapeutics’ OLYSIO™ (simeprevir), which was recently approved by the U.S. Food and Drug Administration for the treatment of certain adult patients diagnosed with genotype 1chronic hepatitis C (HCV). In clinical trials, patients with HCV genotype 1 containing the Q80K polymorphism demonstrated significantly lower response rates to treatment with OLYSIO. Approximately one-third of HCV patients have virus with Q80K polymorphism. Given the high frequency of the Q80K polymorphism and its significant impact on OLYSIO’s success rate, it is recommended that patients be screened for the Q80K polymorphism prior to treatment.

LabCorp and Monogram Biosciences, Inc., a member of the LabCorp Specialty Testing Group, were the first to launch an HCV drug resistance test for NS3/4A protease inhibitors. In addition to OLYSIO, LabCorp’s HCVGenoSure NS3/4A test also provides resistance information for the drugs VICTRELIS® (boceprevir) and INCIVEK® (telaprevir). With the inclusion of all three FDA approved protease inhibitors, HCV GenoSure NS3/4A enables healthcare providers to select the most appropriate therapy regimen for their patients.

An estimated 3.2 million people in the U.S. (and 170 million worldwide) are chronically infected with HCV, which if left undiagnosed and untreated can lead to liver fibrosis, cirrhosis and hepatocellular carcinoma. The Centers for Disease Control and Prevention (CDC) estimates that nearly half of the U.S. HCV population is currently undiagnosed, and the slow and often silent onset of HCV disease presentation has prompted more aggressive efforts to proactively diagnose and treat HCV infection. “We are proud to be a leader in the growing effort to screen and monitor individuals with HCV and to support physicians in treatment decisions to improve patient outcomes,” said David P. King, Chairman and CEO.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

OLYSIO is a trademark of Janssen Therapeutics, Division of Janssen Products, LP.
VICTRELIS is a registered trademark of Schering Corp., a subsidiary of Merck & Co., Inc.
INCIVEK is a registered trademark of Vertex Pharmaceuticals Incorporated.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.